Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Julie Rakes	Tatiana Stead
703.720.2455	703.720.2455	804.284.5800	703.720.2352

FOR IMMEDIATE RELEASE: April 26, 2016
Capital One Reports First Quarter 2016 Net Income of $1.0 billion, or $1.84 per share
McLean, Va. (April 26, 2016) – Capital One Financial Corporation (NYSE: COF) today announced net income for the first quarter of 2016 of $1.0 billion, or $1.84 per diluted common share, compared to the fourth quarter of 2015 with net income of $920 million, or $1.58 per diluted common share, and the first quarter of 2015 with net income of $1.2 billion, or $2.00 per diluted common share.
“First quarter 2016 was another quarter of strong growth in our Domestic Card business, both in loan balances and purchase volumes, which drove strong growth in revenue,” said Richard D. Fairbank, Chair and Chief Executive Officer. “We continue to be in a strong position to deliver attractive shareholder returns, driven by growth and sustainable returns at the higher end of banks, as well as significant capital distribution, subject to regulatory approval.”
All comparisons below are for the first quarter of 2016 compared with the fourth quarter of 2015 unless otherwise noted.
First Quarter 2016 Income Statement Summary:

•	Total net revenue remained flat at $6.2 billion.

•	Total non-interest expense decreased 7 percent to $3.2 billion.

•	24 percent decrease in marketing.

•	4 percent decrease in operating expenses.

•	Pre-provision earnings increased 10 percent to $3.0 billion.

•	Provision for credit losses increased 11 percent to $1.5 billion

•	Net charge-offs of $1.2 billion.

•	$286 million allowance build.

•	Net interest margin of 6.75 percent, down 4 basis points.

•	Efficiency ratio of 51.82 percent.

Capital One First Quarter 2016 Earnings

First Quarter 2016 Balance Sheet Summary:

•	Common equity Tier 1 capital ratio under Basel III Standardized Approach of 11.1 percent at March 31, 2016.

•	Period-end loans held for investment in the quarter decreased $2.2 billion, or 1 percent, to $227.6 billion.

•	Domestic Card period-end loans decreased $3.4 billion, or 4 percent, to $84.6 billion.

•	Consumer Banking period-end loans increased $219 million, or less than 1 percent, to $70.6 billion.

•	Auto period-end loans increased $1.2 billion, or 3 percent, to $42.7 billion.

•	Home loans period-end loans decreased $884 million, or 4 percent, to $24.3 billion, driven by run-off of acquired portfolios.

•	Commercial Banking period-end loans increased $975 million, or 2 percent, to $64.2 billion.

•	Average loans held for investment in the quarter increased $6.7 billion, or 3 percent, to $226.7 billion.

•	Domestic Card average loans increased $1.4 billion, or 2 percent, to $85.1 billion.

•	Consumer Banking average loans decreased $408 million, or 1 percent, to $70.3 billion:

•	Auto average loans increased $629 million, or 2 percent, to $42.0 billion.

•	Home loans average loans decreased $995 million, or 4 percent, to $24.8 billion, driven by planned run-off of acquired portfolios.

•	Commercial Banking average loans increased $6.0 billion, or 10 percent, to $63.4 billion, including the acquired HFS loans.

•	Period-end total deposits increased $4.1 billion, or 2 percent, to $221.8 billion, while average deposits increased $3.3 billion, or 2 percent, to $219.2 billion.

•	Interest-bearing deposits rate paid remained flat at 0.58 percent.

Capital One First Quarter 2016 Earnings

Earnings Conference Call Webcast Information
The company will hold an earnings conference call on April 26, 2016 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Choose “About Us,” then choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through May 10, 2016 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2015.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $221.8 billion in deposits and $330.3 billion in total assets as of March 31, 2016. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
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